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                                                                    EXHIBIT 10.1

AGREEMENT, dated May 27, 2004 (the "Effective Date"), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation ("Columbia"), and, SENTIGEN BIOSCIENCES Inc. a Delaware corporation ("Company").

1. Acknowledgements.

      a. Each party acknowledges that the Patents were jointly developed by employees of Company and employees of Columbia.

      b. Columbia represents that its employees have an obligation to assign their rights to Columbia.

      c. Company represents that its employees have an obligation to assign their rights to Company.

      d. Each party acknowledges that the Patents are jointly owned by the parties and that each party has an independent right to exploit the Patent and an independent right to sublicense their rights.

2. Definitions.

      a. "Affiliate" shall mean any corporation or other business entity that, as of the Effective Date, directly or indirectly controls, is controlled by, or is under common control with the Company. Control means ownership or other beneficial interest in more than 50% of the voting stock or other voting interest of a corporation or other business entity.

      b.    "Field" shall mean all fields of use.

      c. "Net Sales" shall mean the total of all fees and other consideration received by Company and any Affiliate for the use, sale, rental, or lease of Products, less returns and customary trade discounts and rebates actually given, outbound freight, value added, sales or use taxes, and custom duties. No other costs incurred in the manufacturing, selling, advertising, and distribution of the Products shall be deducted. In the case of transfers of Products to an Affiliate by Company for sale, rental, or lease of such Products to third parties by such Affiliate, Net Sales shall be based upon the greater of the total fees and other consideration charged by the Affiliate to third parties or the total fees and consideration charged by Company to the Affiliate.

      d. "Patent" or "Patents" shall mean the United States and foreign patents and/or patent applications listed in Exhibit A hereto; any and all patents issuing from the patent applications listed in Exhibit A and from any divisionals, continuations and continuations-in-part of such patent applications, and any reissues, re-examinations, renewals, substitutions, extensions, confirmations and registrations of such patents.



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      e.    "Product" or "Products" shall mean any product (or component thereof) the making, use, sale, offer for sale, importation of which, but for the license granted herein, would constitute an infringement (whether direct, contributory or inducing) of any Valid Claim of a Patent. Product or Products shall include any therapeutic products discovered or developed, in whole or in part, through use of any Patents.

      f. "Sublicensee" shall mean any third party to whom the Company has granted a sublicense pursuant to this Agreement.

      g. "Sublicense Receipts" shall mean the total of all fees and other consideration received, following United States FDA approval of a Product issued to any applicant, by Company and any Affiliate from a Sublicensee for the sublicense of such approved FDA Product; except Sublicense Receipts shall not include:

                  (i) fair market value payments for bona fide research and development, or

                  (ii) fair market value payments for bona fide goods and services provided by Company to Sublicensee, or

                  (iii) Fair Market Value (as such term is defined in Exhibit B)
                        of Sublicensee's purchase of equity in Company, but Sublicense Receipts does include any premium over Fair Market Value paid for equity in the Company or

                  (iv)  Sublicensee's debt investment in Company.

      h.    "Territory" shall mean worldwide.

      i. "License Year" shall mean the one year period from the Effective Date of this Agreement or an anniversary thereof to the next anniversary of the Effective Date.

      j. "Valid Claim" means an unexpired claim of a patent application or issued patent of the Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed within the time allowed for appeal or unappealable, and which claim has not been cancelled, disclaimed or admitted to be invalid or unenforceable through amendment or cancellation in prosecution, reissue, reexamination, disclaimer or otherwise.

3. License Grant.

      a. Columbia grants to the Company and its Affiliates, upon and subject to all the terms and conditions of this Agreement, an exclusive license under its rights in the Patents to discover, develop, manufacture, have made, use, sell, have sold, offer to sell, import, distribute, rent or lease Products in the Field throughout the Territory.

      b. Columbia grants to the Company and its Affiliates, upon and subject to all the terms and conditions of this Agreement, the right to grant sublicenses to third parties to Columbia's rights. Each such sublicense shall be royalty-bearing. Company will notify Columbia of any grant of a sublicense and provide to Columbia, upon request, a copy of any sublicense agreement. No such sublicense shall relieve the Company of its obligations to Columbia in this Agreement. In addition, each Affiliate of Company shall abide by all the terms and provisions of this Agreement and the Company remains fully liable for the performance of its Affiliates' obligations hereunder.

      c. All rights not specifically granted herein are reserved to Columbia. Except as expressly provided under this Section 3, no right or license is granted (expressly or by implication) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary right.



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4. Reservation of Rights for Research Purposes; Freedom of Publication.

      a. Columbia reserves for itself and Howard Hughes Medical Institute ("HHMI") the right to use the Patents for noncommercial research purposes in the Field.

      b. The Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia, HHMI and their faculty and employees shall have the right to publish, disseminate or otherwise disclose the Patents; provided, however, Columbia, HHMI and their faculty and employees shall provide any such proposed publication to Company 120 days before it is published and Company shall have the right to file for patent protection pursuant to Section 11 on the material before such publication and to require that all of Company's confidential and proprietary information be removed from such proposed publication before it is published.

5. Royalties and Payment.

      a. In consideration of the licenses granted under Section 3a of this Agreement, following United States FDA approval of a Product issued to any applicant, the Company shall pay to Columbia a royalty of 5% on Net Sales of such FDA approved Product by the Company and its Affiliates in the Territory.

      b. In consideration of Company's right to sublicense third parties granted under Section 3b of this Agreement, following United States FDA approval of a Product issued to any applicant, Company shall pay to Columbia 5% on Sublicense Receipts in the Territory.

      c. Subject to Section 2g, without the prior written consent of Columbia, Company, its Affiliates and Sublicensees shall not solicit or accept any consideration for the sale of any Product other than as will be accurately reflected in Net Sales.

6. Reports and Payments.

      a. Sixty (60) days after the first business day of each calendar quarter of each License Year of this Agreement, the Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the "Payment Report") stating:

                  (i) Net Sales by the Company and any Affiliate during such quarter with detailed information including product names, country where manufactured, country where sold, average selling price, units sold, discounts given, foreign withholding tax rates, exchange rates used, other deductions taken, etc. to derive gross sales;

                  (ii) In the case of transfers or distributions of Products by the Company to an Affiliate for sale, rental, lease, transfer or other distribution of such Products by the Affiliate to third parties, Net Sales by the Company to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

                  (iii) Sublicense Receipts received during such quarter
                        together with the respective payment reports received by Company or its Affiliates from any Sublicensees; and

                  (iv) A calculation under Section 5 of the amounts due to Columbia, making reference to the applicable subsection thereof.

      b. Simultaneously with the submission of each Payment Report, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:




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                                    Science and Technology Ventures
                                    Columbia University
                                    General Post Office
                                    P.O. Box 29944
                                    New York, NY 10087-9944

            or to such other address as Columbia may specify by notice hereunder, or, if requested by Columbia, by wire transfer of immediately available funds by Company to a bank and account identified by notice to the Company by Columbia. Company is required to send the quarterly royalty statement whether or not royalty payments are due.

      c. Within sixty (60) days after the date of termination or expiration of this Agreement, the Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 6a hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration.

      d. With respect to revenues obtained by the Company in foreign countries:

                  (i) The Company shall make royalty payments to Columbia in the United States in United States Dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States Dollars using the buying rates of exchange quoted by Citibank, N.A. (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties are earned. Any and all loss of exchange value, taxes or other expenses incurred in the transfer or conversion of foreign currency into United States Dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Company. Royalty statements shall show sales both in the local currency and United States Dollars, with the exchange rate used clearly stated.

                  (ii) If transfer restrictions exist in any country which prevent making payments in the United States, Company shall make all reasonable efforts to procure whatever licenses or permits are required to waive such restrictions or otherwise facilitate the making of such payments. If Company's efforts fail to permit making payments in the United States, Company may make such payments in local currency in the country where such restrictions exist by depositing the payments in a local bank or other depository designated by Columbia.

      e. The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for seven years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement. In the event that such review shows that the Company has underpaid royalties or other amounts due hereunder by five percent (5%) or more with respect to any calendar quarter, the Company shall pay, within ten days after demand by Columbia, the costs and expenses of such review. In the event of a licensing inspection, Company is required to provide auditors with detailed information including detailed sales, inventory, manufacturing,



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            purchasing, transfer records, customer lists, access to invoices, purchase orders, sales orders, shipping documentation, cost information, pricing policies, agreements with the Company's Sublicensees, agreements with the Company's or its Affiliates' customers or other third parties, etc.

      f. Notwithstanding anything to the contrary in this Agreement (including Section 15b, and without limiting any of Columbia's rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due) shall bear interest, compounded monthly, at the rate of 10% per annum. Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at the Company's option) to Company.

      g. Company shall submit annual sales forecasts for Columbia's internal budget purposes.

7. Diligence.

      a. The Company shall use its best efforts to research, discover, develop and market Products for commercial sale and distribution throughout the Territory, and to obtain all licenses and permits necessary to do so. Company shall meet it obligations under this
            Section 7 if:

                  (i) From the Effective Date through December 31, 2005, Company will have spent a minimum of $1,000,000 on research related to development of Products using the Patents; and

                  (ii) From January 1, 2006 through December 31, 2010, Company will have spent a minimum of $100,000 per year on research related to the development of Products using the Patents.

      b. Notwithstanding any other provisions of this Agreement but subject to Section 15b, failure to achieve any of Company's diligence obligations under this Section shall result in Columbia having the option of terminating the licenses granted to its rights under
            Section 3 in accordance with Section 16 of this Agreement.

      c. On each anniversary of the Effective Date of this Agreement, the Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above.

8. Disclaimer of Warranty; Limitations of Liability.

      a. COLUMBIA IS LICENSING THE PATENTS AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER TO THE COMPANY AND ITS AFFILIATES ON AN "AS IS" BASIS. COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO PATENTS, PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF OTHER PARTIES. NEITHER COLUMBIA, NOR ANY EMPLOYEE OR AGENT OF COLUMBIA, SHALL HAVE ANY LIABILITY TO THE COMPANY, ITS SUBLICENSEES OR AFFILIATES, OR ANY OTHER PERSON



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            ARISING OUT OF THE USE OF PATENTS, PRODUCTS AND/OR ANYTHING
            DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER BY COMPANY, ITS SUBLICENSEES OR AFFILIATES, OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO, THE UNMERCHANTABILITY, INADEQUACY OR UNSUITABILITY OF THE PATENTS, PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN OR THE INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF OTHER PARTIES.

      b. Notwithstanding anything else in this agreement, neither Columbia nor Company will be liable with respect to any subject matter of this agreement under any contract, negligence, strict liability or other legal or equitable theory for any incidental, special, indirect, consequential or punitive damages or lost profits or otherwise including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will, arising from the use, operation or application of the Patents, Products and/or anything discovered, developed, manufactured, used, sold, rented, leased or otherwise disposed of under any license granted hereunder.

      c. In no event shall Columbia's liability to the Company exceed the payments made to Columbia by Company under this Agreement.

      d. The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

9. Prohibition Against Use of Columbia's Name.

Unless required by government law, rule or regulation, Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia s prior written consent; unless the faculty member, other employee, or student is a consultant or employee of Company.

10. Compliance with Governmental Obligations.

      a. Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if the Company is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

      b. Each party shall comply upon reasonable notice from the other party with all governmental requests directed to either party and provide all information and assistance necessary to comply with the governmental requests.

      c. The Company shall insure that its research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.



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11. Patent Prosecution and Maintenance; Infringement.

      a. Company shall have the right, but not the obligation to prepare, file, prosecute and maintain all Patents. Company's counsel will prepare, file, prosecute and maintain all Patents in Company's and Columbia's names and in countries designated by Company. Company will pay the expenses incurred in filing, prosecuting and maintaining such Patents, including attorneys' fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges. Company's counsel shall provide copies of correspondence with the patent offices to Columbia or Columbia's designated counsel in a reasonably timely manner. Columbia or its counsel will have a reasonable opportunity to provide substantive review and comment on any such correspondence; provided, however, Company shall have the final decision on any correspondence filed with the patent offices.

      b. In the event that Company decides not to file any or all United States and foreign applications or to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent, Company shall timely notify Columbia in writing in order that Columbia may file United States or said foreign applications and continue said prosecution or maintenance of such patent applications at Columbia's sole expense. Company's exclusive right under this Agreement to practice the invention under the patent in which Columbia took over prosecution or maintenance shall become non-exclusive immediately upon Columbia assuming the costs. The Company will be deemed not to want to file or continue prosecution of a Patent in a particular country or countries if it fails to respond within thirty (30) days to a written inquiry from Columbia concerning such filing or continued prosecution.

      c. Company shall have the right, but not the obligation, to protect the Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified. Any recovery from infringement shall be used to reimburse Company for the costs and expenses of the litigation and the remainder after such reimbursement shall belong to Company and shall be treated as Net Sales subject to payments under Section 3.

      d. If Company institutes any action under this Section 11 to protect or enforce the Patents it shall have sole control of that proceeding. Columbia agrees to cooperate and provide assistance at the request of Company, and Company shall be responsible for the reasonable expenses incurred by Columbia in providing the requested assistance and cooperation.

      e.    Company and Columbia shall be joint owners of the Patents.

12. Indemnity and Insurance.

      a. The Company will indemnify, defend and hold Columbia, HHMI and their respective trustees, officers, faculty, employees and agents, harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys' fees) based on or arising out of this Agreement, including, without limitation, (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, distribution, rental or lease of Products, even if altered for use for a purpose not intended, (ii) the use of Patents by the Company, its Affiliates, its Sublicensees or its (or their) customers, (iii) any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Products or Patents, (iv) any infringement claims relating to Products or Patents, and (v) any asserted violation of the Export Laws (as defined in



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            Section 14 hereof) by the Company, its Affiliates or Sublicensees.
            The Company will reimburse Columbia for the cost (including attorney's fees) of enforcing this provision.

      b. The Company shall maintain, during the term of this Agreement, commercial general liability insurance (including product liability and contractual liability insurance) with reputable and financially secure insurance carriers to cover the activities of the Company, its Affiliates and its Sublicensees, for minimum limits of $1,000,000 combined single limit for bodily injury and property damage per occurrence and $2,000,000 in the aggregate. Such insurance shall include Columbia, HHMI, and their respective trustees, faculty, officers, employees and agents, as additional insureds. The Company shall furnish a certificate of insurance evidencing such coverage, within thirty days' written notice to Columbia of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company's indemnity obligation under Section 12a of this Agreement.

      c. The Company's insurance shall be primary coverage; any insurance Columbia and/or HHMI may purchase shall be excess and noncontributory. The Company's insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

      d. The Company shall at all times comply with all statutory workers' compensation and employers' liability requirements covering its employees with respect to activities performed under this Agreement.

13. Marking.

Company will comply with the marking laws of the countries in which it does business regarding the Patents. The Company shall cause its Affiliates and Sublicensees to comply with the marking requirements of this Section 13.

14. Export Control Laws.

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Each party shall cooperate with the other party as reasonably necessary to comply with the laws and administrative regulations of the United States relating to the control of exports of commodities and technical data ("Export Laws"). Each party hereby assures the other party that the it will not export or re-export, directly or indirectly, any technical information acquired from the other party under this Agreement or any products using such technical information or any part thereof to any country for which a validated license is required for such export or re-export under the Export Laws in effect at the time without first obtaining such a validated license.

15. Breach and Cure.

      a.    In addition to applicable legal standards,

                  (i) the Company shall be considered to be in material breach of this Agreement for:

                         (w) failure to pay fully and promptly amounts due pursuant to Section 5 and payable pursuant to
                               Section 6;

                         (x) failure of the Company to meet any of its obligations under Sections 3 or 7 of this Agreement; and

                  (ii) either party shall be considered to be in material breach of this Agreement for its:

                         (y)   failure to comply with governmental requests



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                               directed to Columbia or the Company pursuant to
                               Section 10b; or

                         (z)   failure to comply with the Export Laws under
                               Section 14.

      b. Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than ninety (90) days after notice of any breach given by the non-breaching party.

16. Term of Agreement.

      a. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

      b. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by-country basis, until the later of the date of expiration of the last to expire of the Patents.

      c. This Agreement, and all licenses granted under this Agreement, may be terminated by Columbia:

                  (i) upon thirty (30) days written notice to the Company if Columbia elects to terminate in accordance with Section 7b;

                  (ii) upon written notice to the Company for the Company's material breach of the Agreement and the Company's failure to cure such material breach in accordance with
                        Section 15b;

                  (iii) should the Company commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it or

                  (iv) Company fails to obtain and maintain product liability insurance in the amount and of the type provided for herein.

      d.    Sections 6e, 6f, 8, 9, 10, 12, 14, 16d, 16e, 16f, 17, 18, 19, 20,
            21, 22, 23 and 24 will survive any termination or expiration of this Agreement.

      e. Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation, the Company's obligation to pay all amounts due and payable under Sections 5 and 6 hereof.

      f. Upon any termination of this Agreement for any reason, the Company still retains its joint ownership rights in the Patents and, without any obligation to pay Columbia for any actions taken after such termination, its non-exclusive rights to

                  (i) discover, develop, manufacture, have made, use, sell, have sold, offer to sell, import, distribute, rent or lease Products in the Field throughout the Territory and

                  (ii)  sublicense the same.

17. Assignment.

This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party. Any attempt to assign without compliance with this provision shall be void.

18. Waiver.

The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against



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which such waiver is being sought.

19. Binding on Successors.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

20. Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given

                  (i) when mailed,certified mail (return receipt requested), postage prepaid, or

                  (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, if to Columbia, to:

                        Executive Director
                        Science & Technology Ventures
                        Columbia Innovation Enterprises
                        Columbia University
                        Engineering Terrace, Suite 363
                        500 West 120th Street, Mail Code 2206
                        New York, New York 10027

               copy to: General Counsel
                        Columbia University
                        412 Low Memorial Library
                        535 West 116th Street, Mail Code 4308
                        New York, New York 10027

               if to HHMI (for purposes of Section 12 only):
                        Howard Hughes Medical Institute
                        Office of the General Counsel
                        4000 Jones Bridge Road
                        Chevy Chase, Maryland 20815

               if to the Company, to:
                        Joseph K. Pagano
                        Chairman, CEO, and President
                        SENTIGEN Holding Corp.
                        Audobon Biomedical Center
                        3960 Broadway
                        New York, NY 10031

               copy to: Fulbright & Jaworski LLP
                        666 Fifth Avenue
                        New York, NY 10103
                        Attention: Merrill Kraines
                        Telephone: (212) 318-3261
                        Facsimile: (212) 318-3400

or to such other address as a party may specify by notice hereunder.



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21. Independent Contractors.

It is the express intention of the parties that the relationship of Columbia and the Company shall be that of independent contractors and shall not be that of agents, partners or joint venturers. Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

22. Entire Agreement; Amendment.

This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

23. Governing Law.

This Agreement shall be governed by New York Law applicable to agreements made and to be fully performed in New York, and without reference to the conflict of laws principles of any jurisdiction.

24. Third-Party Beneficiaries.

HHMI is not a party to this Agreement and has no liability to any licensee, sublicense, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement, and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name. Except as expressly set forth herein, Company and Columbia agree that there are no third-party beneficiaries of any kind to this Agreement.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

                               THE TRUSTEES OF COLUMBIA UNIVERSITY
                               IN THE CITY OF NEW YORK
                               By: /s/  Michael J. Cleare
                               Michael J. Cleare

                               Executive Director, Science & Technology Ventures

                               SENTIGEN BIOSCIENCES Inc.
                               By: /s/  Joseph K. Pagano
                               Joseph K. Pagano
                               Chairman, CEO and President

                                    EXHIBIT A
                                     PATENTS

Application
   Number                   Filing Date                        Title                     Inventors
-----------                 ------------                -------------------        -----------------------
60/485,968                   07/09/2003                 Method for Assaying        Richard Axel, Gilad
                                                        Receptor Activity          Barnea, Kevin Lee, and
                                                                                   Walter Strapps

60/511,918                   10/15/2003                 Method for Assaying        Richard Axel, Gilad
                                                        Receptor Activity          Barnea, Kevin Lee, and
                                                                                   Walter Strapps

60/566,113                   4/27/2004                  Method for Assaying        Richard Axel, Gilad
                                                        Receptor Activity          Barnea, Kevin Lee, and
                                                                                   Walter Strapps

                                    EXHIBIT B
                                FAIR MARKET VALUE

As used Section 2g(iii) , the "Fair Market Value" per share of capital stock shall mean the greater of $3.00 and

            (A) if such class of capital stock is then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), an amount equal to the average of the closing prices per share of shares of such class of capital stock on such exchange or system for the twenty (20) trading-day period ending three (3) days prior to the date of issuance of such capital stock to Sublicensee;

            (B) if such class of capital stock is then traded over-the-counter, an amount equal to the average of the closing bid prices per share of shares of such class of capital stock over the twenty (20) trading day period ending three (3) days prior to the date of issuance of such capital stock to Sublicensee; and

            (C) if such class of capital stock is not then traded on a national securities exchange, any such national quotation system or over-the-counter, an amount per share as determined in good faith by the Board of Directors of Company to be the Fair Market Value of the shares; provided, that the Company shall furnish to Columbia a written report setting forth in reasonable detail the basis for such determination, and shall promptly furnish to Columbia all such additional information as Columbia may request in connection with its review of such determination.

If Columbia objects in writing to the Company's determination within (30) days following the date Columbia receives such report, then at the request of Columbia the Fair Market Value of such shares shall be determined by an independent accounting firm, investment bank or valuation firm which has not had any relationship with Columbia or the Company or an Affiliate for a period of three years prior to such determination (the "Appraiser"); the parties, acting reasonably and in good faith, shall mutually agree upon the Appraiser. Company shall promptly furnish to the Appraiser all such information as the Appraiser may request in connection with such determination. The fees and expenses of the Appraiser shall be shared equally by the Company and Columbia; provided that if the Fair Market Value determined by the Appraiser is less than ninety-five (95%) of the Fair Market Value as determined by Company's Board of Directors, then all such fees and expenses shall be borne by Company.